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                                                                      Exhibit 23




                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-63280, Form S-8 No. 333-93251, Form S-8 No. 033-62433, Form S-8 No.
333-12585, Form S-8 No. 333-46953, Form S-8 No. 333-61911, Form S-8 No.
333-51330 and Form S-3 No. 333-65795) pertaining to The Lamson & Sessions Co. Nonemployee Directors Stock Option Plan, the Deferred Compensation Plan for Nonemployee Directors, The Lamson & Sessions Co. Deferred Savings Plan, The Lamson & Sessions Co. 1998 Incentive Equity Plan and the 1988 Incentive Equity Performance Plan, of our report dated March 5, 2002, with respect to the consolidated financial statements and schedule of The Lamson & Sessions Co. included in this Annual Report (Form 10-K) for the year ended December 29, 2001.




                                               /s/ Ernst & Young LLP


Cleveland, Ohio
March 5, 2002